Exhibit 10.4

LEASE AGREEMENT

Between

FUND IV AND FUND V ASSOCIATES,

a Georgia general partnership,

as Landlord

And

ADP, INC.

a Delaware corporation,

as Tenant

Dated: March 31, 2004

For Space at

Centurion Center

10407 Centurion Parkway North

Jacksonville, FL

TABLE OF CONTENTS

LEASE AGREEMENT

44.	Security Deposit	25
45.	Building Allowance and Tenant Finishes	25
46.	Rules and Regulations	25
47.	Quiet Enjoyment	25
48.	Entire Agreement	25
49.	Limitation of Liability	26
50.	Submission of Agreement	26
51.	Authority	26
52.	Relocation	26
53.	Broker Disclosure	26
54.	Notices	26
55.	Force Majeure	27
56.	Financial Statements	27
57.	Special Stipulations	27

Exhibits:

A	Premises
A-1	Premises on Fourth Floor
A-2	Premises on Third Floor
A-3	Premises on First Floor
B	Work Letter
B-1	Building Standard Tenant Materials
C	Acknowledgement, Acceptance and Agreement
D	Special Stipulations
E-1	First Floor Space Excluded from Refusal Space
E-2	Second Floor Space Excluded from Refusal Space
F	Expansion Space

BASIC LEASE PROVISIONS

The following is a summary of some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.

1.	Building (See Section 1):	10407 Centurion Parkway North

	Project (See Section 1):	Centurion Center
Jacksonville, FL

2.	Premises (See Section 1):

	Floor:	Entire Fourth, and a portion of the First and Third

	Rentable Square Feet:	Approximately 31,931

3.	Term (See Section 2):	65 months

4.	Base Rent + Operating Expenses (See Sections 2, 3 and 13):

Months	Annual Rate Per Rentable Square Foot of Premises	Monthly Installment	Annual Installment
1-7*	$0.00	$0.00	$0.00

8-17	$10.75 + $6.25** = $17.00	$45,235.58	$542,827.00

18-29	$11.07 + $6.25** = $17.32	$46,087.08	$553,044.92

30-41	$11.40 + $6.25** = $17.65	$46,965.18	$563,582.15

42-53	$11.75 + $6.25** = $18.00	$47,896.50	$574,758.00

54-65	$12.10 + $6.25** = $18.35	$48,827.82	$585,933.85

*	For first seven (7) months of the Lease Term, there will be no charge for Rent or for Operating Expenses.
**	Beginning January 1, 2005, the amount of $6.25 shown for Operating Expenses may vary as described below in Section 13 of the Lease and is included for estimating purposes only.

5.	Tenant’s Share (See Section 13):	36.45%

6.	Security Deposit (See Section 44):	N/A

7.	Landlord’s Broker (See Section 53):	Commercial Jacksonville

	Tenant’s Broker (See Section 53):	Newmark Southern Region

8.	Notice Address (See Section 54)

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into this 31st day of March, 2004, by and between FUND IV AND FUND V ASSOCIATES, a Georgia general partnership (hereinafter called “Landlord”), and ADP, INC., a Delaware corporation (hereinafter called “Tenant”).

1. Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for the purposes set forth in Section 8, below, the following described space (hereinafter called the “Premises”):

1,600 rentable square feet of space located on the 1st floor, 7,713 rentable square feet of space located on the 3rd floor, and 22,618 rentable square feet of space located on the 4th floor, of a 4 story building (the “Building”) located on the real property described in Exhibit “A” attached hereto (the “Property”), said Premises to be located as shown by diagonal lines on the drawing attached hereto as Exhibit “A-1”, Exhibit “A-2” and Exhibit “A-3” and made a part hereof by reference. The Building is located within a larger office park (“Project”) consisting of approximately 5.5 acres, together with any and all improvements now or hereafter located thereon and together with any additional land and/or buildings which Landlord hereinafter acquires and makes a part of the Project. The Premises shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of Exhibit “B” attached hereto and made a part of hereof. As used in this Lease, “rentable square feet” shall be determined by multiplying “usable square feet” (as determined based upon the ANSI Z.65-1996 standard promulgated by the Building Owners and Managers Association) multiplied by 1.13. Landlord and Tenant agree that the approximate number of rentable square feet described above will be confirmed and agreed upon by the parties as part of the finalization of Tenant’s Plans according to Article II of the Work Letter. Once build-out of the Premises has been complete, the Premises will be measured according to BOMA standards to determine the exact about of rentable square feet within the same. (see Exhibit “B”).

2. Lease Term. Landlord shall deliver and Tenant shall have and hold the Premises for a term (“Term”) commencing on the date fifty (50) days following approval by Tenant of the Tenant Improvement Budget as defined in the Work Letter (the “Commencement Date”) and shall terminate at midnight on the last day (the “Expiration Date”) of the sixty-fifth (65th) full calendar month following the Commencement Date, unless sooner terminated or extended as hereinafter provided. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit “C”, specifying the Commencement Date, the Expiration Date, the conclusively agreed number of rentable square feet contained within the Premises and the agreed amount of Base Rent payable hereunder for the first Lease Year (as defined in Section 3 and 4 below).

3. Base Rent. Tenant shall pay to Landlord, at P.O. Box 926040, Norcross, Georgia 30010-6040, or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions. The term “Lease Year”, as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, if the Commencement Date occurs other than on the first day of a calendar month the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.

4. Rent Payment. The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant and Landlord for the first month’s Base Rent and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof; provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Base Rent installment. Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

5. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the tenth (10th) business day following the date Tenant was invoiced, a late charge of five percent (5%) percent of such past due amount shall be immediately due and payable as Additional Rent. In the event that checks submitted by Tenant to Landlord for payment of amounts due pursuant to the Lease shall not be honored by the financial institute due to insufficient funds in excess of two (2) times during the Term, Landlord may, in its sole discretion, require that all future payments by Tenant to Landlord be paid by certified funds, cashier’s check or cash.

6. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

7. Construction of this Agreement. No failure of Landlord or Tenant to exercise any power given to either party hereunder, or to insist upon strict compliance by the other party of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s or Tenant’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease.

8. Use of Premises.

(a) Tenant shall use and occupy the Premises for general office of a type customary for first-class office buildings, as well as electronic data processing, check processing, call center operations and sales and support center operations and for other related lawful uses. Tenant shall have the right to operate its business on a twenty-four (24) hours a day / three hundred sixty-five (365) day basis during the Lease Term. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.

(b) Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “hazardous or toxic material,” as that term is hereafter defined. “Hazardous or toxic material” shall include all materials or substances which have been determined to be hazardous to health or the environment, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of de minimis amounts of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).

(c) The occupancy rate of the Premises shall in no event be more than five (5) persons per one thousand (1,000) useable square feet within the Premises, or the maximum occupancy permitted pursuant to applicable laws or codes, whichever is less. In the event that Tenant exceeds this ratio, and Landlord consents to such overage, Landlord may condition its consent upon Tenant’s payment of any and all costs related with such overage, including without limitation, excessive maintenance charges, increased electrical and HVAC usage, costs of adding additional HVAC equipment and increased parking demand. Notwithstanding the foregoing, Landlord hereby agrees that Tenant may, upon prior written notice to Landlord, increase the occupancy of the Premises to six (6) persons per one thousand (1,000) useable square feet within the Premises, provided that, Tenant shall be responsible for the costs resulting from such usage as described above in this subsection.

9. Definitions. “Landlord,” as used in this Lease, shall include the party named in the first paragraph hereof, its representatives, assigns and successors in title to the Premises. “Tenant” shall include the party named in the first paragraph hereof, its heirs and representatives, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company or individual, as may fit the particular parties.

10. Repairs By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Section 28 and 29 below), and subject to normal wear and tear, Landlord shall maintain in good repair the exterior walls, roof, common areas, foundation and structural portions of the Building (the “Building Structure”) and the elevators and central portions of the Building’s mechanical, electrical, plumbing, life-safety, heating, ventilating and air-conditioning systems (including the branches which serve only one tenant’s space) (the “Building Systems”), provided such repairs are not occasioned by Tenant, Tenant’s invitees or anyone in the employ or control of Tenant.

11. Repairs By Tenant. Except as described in Section 10 above, Tenant shall, at its own cost and expense, maintain the Premises in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, (ii) the moving of any Property into or out of the Premises. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make the repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

12. Alterations and Improvements. Except for minor, decorative alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $25,000 in the aggregate, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent will not be unreasonably withheld, conditioned or delayed provided that such consent shall not be deemed unreasonably withheld if the alterations will affect the Building Structure or Building Systems or will be visible from outside the Premises. Upon Landlord’s request, Tenant will furnish Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for its reasonable cost to review such plans. Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, at such time as Landlord consents to any alteration, addition or improvement, Landlord will notify Tenant whether Tenant will be required to remove the same and restore the Premises to the condition existing on the Commencement Date, reasonable wear and tear excepted, upon the expiration or termination of the Lease. All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements must be made in a good, first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant and its contractors and subcontractors of any tier must maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant does hereby indemnify and hold Landlord harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Tenant. Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen (and their respective insurance, indemnity and hold harmless obligations) must first be reasonably approved, in writing, by Landlord. Landlord agrees to assign to Tenant any rights it may have against the contractor of the Premises with respect to any work performed by said contractor in connection with improvements made by Landlord at the request of Tenant.

13. Operating Expenses.

(a) Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder for Tenant’s Share (as defined below) of the annual Operating Expenses (as defined below) in excess of the Operating Expenses for calendar year 2004 (hereinafter called the “Base Year Amount”). The term “Tenant’s Share” shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building. Landlord and Tenant hereby agree that Tenant’s Share is 36.45%. If Tenant does not lease the Premises during the entire full calendar year in which the Term of this Lease commences or ends, Tenant’s Share of excess Operating Expenses for the applicable calendar year shall be appropriately prorated for the partial year, based on the number of days Tenant has leased the Premises during that year. In no event will Landlord collect more than one hundred percent (100%) of the excess Operating Expenses for the applicable calendar year. Notwithstanding the foregoing, Tenant’s Share of Operating Expenses that are controlled by Landlord will not increase by more that four percent (4.0%) as compared to Tenant’s Share of the Operating Expenses that are controlled by Landlord from the previous Lease Year. For purposes of this provision, Operating Expenses not controlled by Landlord shall include, but not be limited to, taxes, insurance, and utility rates.

(b) Operating Expenses shall be all those expenses of operating, servicing, managing, maintaining and repairing the Property, Building, all parking areas and related common areas (as well as an allocation of certain Project expenses, as reasonably allocated by Landlord to the Building and the other buildings in the Project) in a manner deemed by Landlord reasonable and appropriate and in the best interest of the tenants of the Building and in a manner consistent with first-class office buildings in the metropolitan area in which the Project is located. Operating Expenses shall include, without limitation, the following:

(1) All taxes and assessments, whether general or special, applicable to the Property and the Building, which shall include real and personal property ad valorem taxes, and any and all reasonable costs and expenses incurred by Landlord in seeking a reduction of any such taxes and assessments. However, Tenant shall not be obligated for taxes on the net income from the operation of the Building, unless there is imposed in the future a tax on rental income on the Building in lieu of the real Property ad valorem taxes, in which event such tax shall be deemed an Operating Expense of the Building.

(2) Insurance premiums and deductible amounts, including, without limitation, for commercial general liability, ISO Causes of Loss Special Form property, rent loss and other coverages carried by Landlord on the Building and Property (including terrorism insurance, if Landlord elects to carry it or is required to carry it by any lender).

(3) All utilities, including, without limitation, water, power, heating, lighting, ventilation, sanitary sewer and air conditioning of the Building, but not including those utility charges actually paid by Tenant or other tenants of the Building.

(4) Janitorial and maintenance expenses, including:

(i) Janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building;

(ii) The cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash and snow removal, and other similar services or agreements;

(5) Management fees (or a charge equal to fair market management fees if Landlord provides its own management services) and the market rental value of a management office (Landlord will not increase the percentage amount of such management fee during the Term of the Lease without Tenant’s approval);

(6) The costs, including interest, amortized over its useful life, of any capital improvement made to the Building by or on behalf of Landlord after the date of this Lease which is required under any governmental law or regulation (or any judicial interpretation thereof) that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building or which is acquired to improve the safety of the Building or Project.

(7) All services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other common use areas.

(8) Wages and salaries of Landlord’s employees (not above the level of Building Manager) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits.

(9) Legal and accounting costs.

(10) Costs to maintain and repair the Building and Property.

(11) Landscaping and security costs unless Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above.

(12) The Building’s allocated share (as reasonably be determined by Landlord) of certain expenses which are incurred on a Project-wide basis including, without limitation, costs in connection with (i) landscaping, (ii) utility and road repairs, (iii) security, (iv) signage installation, replacement and repair and (v) taxes or assessments which are not assessed against a particular building or the parcel on which it is located. If the Project is covered by a declaration and/or an owners association and costs of the type described above are allocated to the Building by way of dues or costs charged or assessed under that declaration or by that association, those charges or dues shall be included in the Operating Expenses. See Section D-3 of the Special Stipulations (attached as Exhibit “D” to this Lease) for exclusions to Operating Expenses for the Building.

(c) If requested by Tenant, Landlord shall, on or before the Commencement Date and on or before December 20 of each calendar year, provide Tenant a statement of the estimated monthly installments of Tenant’s Share of excess Operating Expenses increases which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the upcoming calendar year, as the case may be. In the event Landlord has not provided Tenant with such statement prior to January 1 of any calendar year, Tenant shall continue to pay

Tenant’s Share of excess Operating Expenses in the same amount as the previous calendar year, unless and until Landlord provides a statement of estimated monthly installments for the current calendar year. As soon as practicable after December 31 of each calendar year during the Term of this Lease, Landlord shall furnish to Tenant an itemized statement of the Operating Expenses within the Building for the calendar year then ended. Upon reasonable prior written request given not later than sixty (60) days following the date Landlord’s statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support the itemized statement. If Tenant does not notify Landlord of any objection to Landlord’s itemized statement within sixty (60) days of Landlord’s delivery thereof, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the excess Operating Expenses due pursuant to that statement.

(i) Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Sections 3 and 4 hereinabove, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the excess Operating Expenses for the calendar year in question. At the end of any calendar year if Tenant has paid to Landlord an amount in excess of Tenant’s Share of excess Operating Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than Tenant’s Share of excess Operating Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(ii) For the calendar year in which this Lease terminates, and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the prorata portion of Tenant’s Share for such calendar year (in the manner provided above) and when the actual prorated Tenant’s Share for such calendar year is determined Landlord shall send a statement to Tenant and if such statements reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a check for that amount along with the statement. If the statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days of the date Tenant receives Landlord’s statement.

(iii) If the Building is less than ninety-five percent (95%) occupied throughout any calendar year of the Term, then the actual Operating Expenses for the calendar year in question shall be increased to the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been fully occupied throughout such calendar year. If the provisions of this subsection are applied in any calendar year the Base Year Amount shall likewise be adjusted for the calendar year on which it is based.

14. Landlord’s Failure to Give Possession. Except as set forth in Article VII of the Work Letter, Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant if such failure is due to no fault of Landlord, to the failure of any construction or remodeling of the Premises by Tenant to be completed or to the failure of any previous tenant to vacate the Premises. Landlord will use commercially reasonable efforts to give possession to Tenant by the scheduled Commencement Date of the Term. If Landlord’s failure to do so is caused by the act of any previous tenant holding over, Landlord agrees to use reasonable efforts to recover possession as soon as reasonably possible, including filing a customary dispossession action.

15. Acceptance and Waiver. Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is an entity, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, from water rising from underground pipes or the ground, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein; provided, however, that this Section shall not apply to any damages or injury caused by or resulting from the negligence or willful misconduct of Landlord.

16. Signs. A Building standard suite entry shall be installed on the door to the Premises or adjacent to the entry to the Premises as part of the Work and the cost thereof shall be paid out of the Allowance. Subject to local law and the covenants of the Project, Tenant shall have the right to install prominent signage at the top of the Building facing J. Turner Butler Boulevard and Centurion Parkway. Otherwise, Tenant shall not paint or place signs, placards, or other advertisement of any character upon the windows or inside walls of the Premises except with the consent of Landlord which consent may be withheld by Landlord in its absolute discretion, and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.

17. Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which remains uncured and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods may exhibit the Premises to prospective tenants.

18. Removal of Fixtures. If Tenant is not in default hereunder, Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, remove any trade fixtures and equipment which it has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant repairs all damages to the Premises caused by such removal.

19. Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that prior notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs, perform maintenance and provide other services described in Section 20 below (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises to see that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof; (c) to remove from the

Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings; and (e) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while said repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work. All such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.

20. Services.

(a) The normal business hours of the Building shall be from 7:00 A.M. to 7:00 P.M. on Monday through Friday, and 9:00 A.M. to 12:00 P.M. on Saturday, exclusive of holidays reasonably designated by Landlord (“Building Holidays”). Initially and until further notice by Landlord to Tenant, the Building Holidays shall be: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (and the day after Thanksgiving) and Christmas. Landlord shall furnish the following services during the normal business hours of the Building except as noted:

(i) Elevator service for passenger and delivery needs (available 24 hours a day);

(ii) Air conditioning adequate to cool the Premises to a temperature of approximately 75 degrees Fahrenheit, dry bulb (+ or – 2 degrees) at a maximum relative humidity of 50% and heat adequate to warm the Premises to a temperature of approximately 70 degrees Fahrenheit, dry bulb with no humidity control, as necessary for outside temperatures as determined by ASHRAE Summer and Winter Comfort Zones, subject to governmental regulations;

(iii) Hot and cold running water for all restrooms and lavatories;

(iv) Soap, paper towels, and toilet tissue for public restrooms;

(v) Janitorial service Monday through Friday, in keeping with the standards generally maintained in similar office buildings in the metropolitan area in which the Project is located;

(vi) Custodial, electrical and mechanical maintenance services are provided Monday through Friday;

(vii) Electric power for lighting and outlets not in excess of a total of 6 watts per useable square foot of the Premises at 100% connected load;

(viii) Replacement of Building standard lamps and ballasts as needed;

(ix) Repairs and maintenance as described in Section 10 of this Lease; and

(x) General management, including supervision, inspections, recordkeeping, accounting, leasing and related management functions.

(b) The services provided in subparagraph (a) herein, and the amount of Rent prescribed herein are predicated on and are in anticipation of certain usage of the Premises by Landlord as follows:

(i) Air conditioning design is based on sustained outside temperatures being no higher and no lower than the outside temperatures for the weather station closest to the Building as set forth in the 2001 ASHRAE Fundamentals Handbook, Chapter 27, Climatic Design Information, Tables 1A and 1B for Heating and Cooling Design Conditions (89% Heating Dry Bulb Column 2b, and 1% Cooling Dry Bulb/Mean Coincident Wet Bulb Columns 2c and 2d), with sustained occupancy of the Premises by no more than four (4) persons per 1,000 useable square feet of floor area (or the maximum occupancy permitted pursuant to applicable laws or codes, whichever is less) and heat generated by electrical lighting and fixtures not to exceed 6 watts per useable square foot.

(ii) Any services in excess of those provided herein required by Tenant due to its use of the Premises on a twenty-four (24) hour / three hundred and sixty-five (365) days-a-year basis shall be provided by Landlord at Tenant’s sole cost and expense. If Tenant uses services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant a reasonable sum as Additional Rent hereunder as reimbursement for the direct cost of such added services and to charge Tenant for the cost of any additional equipment or facilities or modifications thereto, necessary to provide the additional services. Landlord shall also have the right to charge Tenant a reasonable administrative charge if separate meters are required to measure the electricity or water services provided to the Premises. After hours HVAC will be available to for purchase by Tenant at the rate of $35 per hour, per floor. Tenant and Landlord will work together to determine the amount of the costs of the additional services as described above, provided, however, the final determination of such costs will be made by Landlord, in its sole discretion.

(c) Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease. Landlord shall use all reasonable efforts to furnish uninterrupted services as required above. If Landlord is aware of or receives advance notice from a service provider regarding an interruption of services, Landlord will promptly notify Tenant of the same.

21. Indemnities. Tenant does hereby indemnify and save harmless Landlord against all claims for damages to persons or property which are caused anywhere in the Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damaged persons or property if caused by the negligence or willful misconduct of Landlord, its agents or employees.

The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 22(d) below.

22. Tenant’s Insurance; Waivers.

(a) Tenant further covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Commercial General and Umbrella Liability Insurance covering the Premises and Tenant’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), with a limit for each occurrence not less than $3,000,000 and to have general aggregate limits of not less than $5,000,000 for each policy year. The insurance coverage required under this Section 22(a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 21 and, if necessary, the policy shall contain a contractual endorsement to that effect. The general aggregate limits under the Commercial General Liability (CGL) and Umbrella Liability insurance policy or policies must apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and, if necessary, such policy shall contain an endorsement to that effect. CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent or better coverage). The certificate of insurance evidencing the Commercial General Liability form of policy shall specify all endorsements required herein, shall name all additional insureds required by Section 22(b) below and shall specify on the face thereof that the limits of such policy applies separately to the Premises.

(ii) Commercial all risk property insurance covering all of the items included in Tenant’s leasehold improvements, heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 12, providing protection against perils included within the ISO Special Causes of Loss—Form insurance policy (or substitute form providing, in Landlord’s reasonable discretion, equivalent or better coverage), together with insurance against sprinkler damage, vandalism and malicious mischief. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 28 of this Lease. The certificate of insurance evidencing such coverage which is delivered by Tenant pursuant to Section 22(b) below shall designate Landlord and Wells Management, Inc. as loss payee as their interests may appear with respect to the Building, all leasehold improvements, heating, ventilating and air-conditioning equipment and all fixtures (other than Tenant’s trade fixtures).

(iii) Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00.

(iv) Business Interruption Insurance, which insurance shall be issued on an “all risks” basis (or its equivalent).

(v) Automobile (and if necessary, commercial umbrella) liability insurance with a limit of not less than $5,000,000 for each accident. Such insurance shall insure liability arising out of any automobiles used in connection with Tenant’s business (including owned, hired, leased and non-owned automobiles).

(b) All policies of the insurance provided for in Section 22(a) shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-IX in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which Landlord’s Building is located. Landlord, in its sole discretion, shall be permitted to temporarily waive or accept alternative coverages for Tenant’s insurance as required by the terms of this Section 22. Each and every such policy:

(i) shall name Landlord and Wells Management, Inc. as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord) and the coverage in item (ii) shall also name Landlord as loss payee as its interest may appear with respect to all leasehold improvements, heating, ventilating and air-conditioning equipment and fixtures (other than Tenant’s trade fixtures).

(ii) shall (and a certificate thereof shall be delivered to Landlord at or prior to the execution of the Lease) be delivered to each of Landlord and any such other parties in interest within thirty (30) days after delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance;

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry; and

(v) shall not have any deductible or self-insured retention exceeding $25,000.

(c) Any insurance provided for in Section 22(a) may be maintained by means of a policy or policies of blanket insurance, or may be insured by Tenant’s self-insurance program (so long as Tenant has investment grade ratings for its securities) covering additional items or locations or insureds, provided, however, that:

(i) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(iii) any such policy or policies except any covering the risks referred to in Section 22(a) shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Tenant’s improvements and property more specifically detailed in Section 22(a); and

(iv) the requirements set forth in this Section 22 are otherwise satisfied.

(d) Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by an ISO Causes of Loss—Special Form property insurance of the type described in Section 22(a)(ii) above. Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable ISO Causes of Loss —Special Form property insurance carried by the party whose property is damaged. These waivers shall apply if the damage would have been covered by a customary ISO Causes of Loss—Special Form property insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by ISO Causes of Loss—Special Form property insurance of the type described in Section 22(a)(ii). To further effectuate the provisions of this Section 22(d), Landlord and Tenant both agree to provide copies of this Lease (and in particular, these waivers) to their respective insurance carriers and to require such insurance carriers to waive all rights of subrogation against the other party with respect to property damage covered by the applicable ISO Causes of Loss—Special Form property insurance policy.

(e) Tenant acknowledges and agrees that any contractors (and subcontractors of any tier) hired by Tenant to do work in the Premises will be required to carry sufficient insurance coverage insuring the contractor (or subcontractor), Tenant and Landlord with terms equivalent to those specified in this Section 22, and Tenant shall provide certificates of such insurance to Landlord prior to commencing any work in the Premises.

(f) Landlord’s Insurance. Landlord shall, throughout the Term by insurance carriers with a rating and financial size of not less than A- VIII in the most current available “Best’s Insurance Reports”, keep and maintain in full force and effect the following insurance:

(i) Commercial general and excess liability insurance, insuring against claims of bodily injury and death or property damage or loss on the Project with a combined single limit of not less than $20,000,000.00.

(ii) A policy of commercial all risk property insurance covering the Building and Landlord’s personal property, if any, in the amount of the then current replacement value of such property.

(iii) Any insurance carried by Landlord may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(1) Tenant and any other parties in interest from time to time designated by Tenant to Landlord shall be named as an additional insured thereunder as its interest may appear;

(2) the coverage afforded Tenant and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(3) any such policy or policies shall specify therein (or Landlord shall furnish Tenant with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Project; and

(4) the requirements set forth in this Section 22 are otherwise satisfied.

23. Governmental Requirements. Tenant shall, at its own expense, promptly comply with all requirements of any legally constituted governmental or public authority made necessary by reason of Tenant’s occupancy of the Premises, including, without limitation, the Americans with Disabilities Act.

24. Abandonment of Premises. Tenant agrees not to abandon or vacate the Premises during the Term of this Lease. If Tenant does abandon or vacate the Premises for more than ninety (90) days, Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured Event of Default then exists, in which case Landlord may pursue any and all remedies provided by this Lease, at law or in equity.

25. Assignment and Subletting. Tenant may not, without the prior written consent of Landlord, which consent may not be unreasonable withheld, conditioned or delayed by Landlord, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent. Consent to one assignment or sublease shall not waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Tenant shall reimburse Landlord for its legal and administrative costs in reviewing any such proposed assignment or sublease. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant. If Tenant desires to assign or sublease, Tenant must provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to let Landlord evaluate the proposed transaction. Landlord shall notify

Tenant within twenty (20) days of its receipt of such notice whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such twenty (20) day period, Landlord will be deemed not to consented to the assignment or sublease.

Notwithstanding the foregoing, Landlord and Tenant shall have the right to assign the Lease or sublease the Premises, or any part thereof, to an “Affiliate” without the prior written consent of the Landlord, provided that Tenant is not in default under the Lease. For purposes of this provision, the term “Affiliate” shall mean any corporation or other entity controlling, controlled by, or under common control with (directly or indirectly) Tenant, including, without limitation, any parent corporation controlling Tenant or any subsidiary that Tenant controls. The term “control,” as used herein, shall mean the power to direct or cause the direction of the management and policies of the controlled entity through the ownership of more than fifty percent (50%) of the voting securities in such controlled entity. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease.

26. Default. If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within ten (10) business days after written notice of such default is given to Tenant by Landlord; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such default within thirty (30) days after written notice of such default is given to Tenant by Landlord or, if such default cannot be cured within thirty (30) days, Tenant shall not be in default if Tenant promptly commences and diligently proceeds the cure to completion as soon as possible and in all events within ninety (90) days; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant’s Property and such receiver is not removed within sixty (60) days after written notice from Landlord to Tenant to obtain such removal; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future law, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant’s effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after written notice from Landlord to Tenant to obtain satisfaction thereof; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after the death to an assignee approved by Landlord; then, and in any of said events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 27 below.

27. Remedies. Upon the occurrence of any default set forth in Section 26 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:

(a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice, and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker licensed in the state where the Project is located, who has at least ten (10) years experience, immediately prior to the date in question evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c) without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or a portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall in no way be responsible or liable for any failure to re-let the Premises or any part thereof or any failure to collect rent due upon any such reletting). Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder. Landlord agrees to use reasonable good faith efforts to relet the Premises to mitigate damages;

(d) allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due; or

(e) pursue such other remedies as are available at law or in equity.

28. Destruction or Damage.

(a) If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard ISO Causes of Loss—Special Form property insurance, or if the Landlord’s lender requires that the insurance proceeds be applied to its loan, Landlord shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice to Tenant on or before thirty (30) days following Landlord’s notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of that date. Landlord shall provide Tenant with notice within sixty (60) days following the date of the damage of the estimated time needed to restore, the estimated percentage of damage to the Building and to the Premises, whether the loss is covered by

Landlord’s insurance coverage and whether or not Landlord’s lender requires the insurance proceeds be applied to its loan. If more than fifty percent (50.0%) of the Building or the Premises is destroyed by such casualty, Tenant shall have the right to terminate this lease by delivering written notice to Landlord within ten (10) business days following the date of Landlord’s notice to Tenant.

(b) If the Premises are damaged by any such casualty or casualties but Landlord is not entitled to or does not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing within sixty (60) days of the date of the damage that the damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable, and Landlord shall restore the Premises to substantially the same condition as before the damage occurred as soon as practicable, whereupon full Rent shall recommence.

29. Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable in the reasonable judgment of Landlord for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of said events, Landlord may terminate this Lease by written notice to Tenant and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of that date. If a portion of the Building or Premises is so taken, but not such amount as will make the Premises unusable in the reasonable judgment of Landlord for the purposes herein leased, or if Landlord elects not to terminate this Lease, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises so taken. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord. Tenant shall, however, have the right to pursue any separate award that does not reduce the award to which Landlord is entitled.

30. Service of Notice. Intentionally Omitted.

31. Mortgagee’s Rights.

(a) Tenant agrees that this Lease shall be subject and subordinate (i) to any mortgage, deed to secure debt or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed to secure debt or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes the Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which the counsel for Landlord or Holder may deem necessary to evidence the subordination of the Lease to the Security Documents. If Tenant fails to execute any such requested documents, Landlord or Holder is hereby empowered to execute such documents in the name of Tenant evidencing such subordination, as the act and deed of Tenant, and this authority is hereby declared to be coupled with an interest and not revocable.

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d) Tenant hereby acknowledges that if the interest of Landlord hereunder is covered by an assignment of Landlord’s interest in Lease, Tenant shall pay all Rent due and payable under the Lease directly to the Holder of the assignment of Landlord’s interest in Lease upon notification of the exercise of the rights thereunder by the Holder thereof.

(e) Notwithstanding anything to the contrary set forth in this Section 31, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

(f) Notwithstanding anything to the contrary in this Section 31, as a condition of Tenant’s obligation to subordinate the Lease as described herein, Landlord shall notify Tenant of such Holder and use its best efforts to cause Holder to enter into a subordination, non-disturbance and attornment agreement reasonably acceptable to Tenant.

32. Tenant’s Estoppel. Tenant shall, from time to time, upon not less than ten (10) business days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and has no offsets or defenses against Landlord under this Lease, whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and other matters reasonably requested by Landlord concerning the status of the Lease and the Premises, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises. Tenant shall have a reciprocal right to obtain an estoppel letter from Landlord.

33. Attorney’s Fees and Homestead. If Landlord or Tenant exercises any of the remedies provided under this Lease as a result of the other party’s failure to comply with its obligations, or if Landlord or Tenant brings any action to enforce its rights under this Lease, the failing party shall be obligated to reimburse the prevailing party, on demand, for all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in connection therewith.

34. Parking. No rights to specific parking spaces are granted under this Lease; however, subject to Landlord’s rights pursuant to the remainder of this Section 34, Tenant shall be entitled to use up to 4 spaces per each 1,000 rentable square feet of space in the initial Premises (140 total spaces) in the parking facilities located on the Property. All parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with the other tenants of the Building and their employees and invitees. Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time. The use of the parking spaces is provided by Landlord to Tenant without additional charge. Landlord agrees to use commercially reasonable efforts to obtain property adjacent to the Property and construct additional surface parking (but not structured parking) on such property for use by Tenant so long as the total cost to acquire the property and construct such parking does not exceed $215,000, provided, however, that this obligation of Landlord shall expire on the date eighteen (18) months following the Commencement Date.

35. Storage. If Landlord makes available to Tenant any storage space outside the Premises, anything stored therein shall be wholly at the risk of Tenant, and Landlord shall have no responsibility or liability for the items stored therein.

36. Waste Disposal.

(a) All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.

(b) Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant’s failure to comply with the provisions of this subparagraph (b).

37. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, natural wear and tear or damage by fire or other casualty only excepted, and Tenant shall remove all of its personalty therefrom and shall, if directed to do so by Landlord pursuant to Section 12, above, remove all improvements (including cabling) and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, including any improvements made prior to the Commencement Date. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

38. Cleaning Premises. Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean and in the same condition when Tenant’s possession commenced, natural wear and tear or damage by fire or other casualty excepted.

39. No Estate In Land. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

40. Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

41. Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

42. Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents.

43. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, (or, if extended by Tenant pursuant to its one-time right to extend described in Special Stipulation D-11, after the expiration of such extended term) with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at the higher of 150% of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term, or 150% of the then current fair market rental value of the Premises as the same would be adjusted pursuant to the provisions of Section 4 hereof. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

44. Security Deposit. Intentionally omitted.

45. Building Allowance and Tenant Finishes.

(a) Landlord will provide to Tenant an allowance (“Allowance”) of $25.00 per rentable square foot contained within the Premises to be applied to the cost of the Work and Additional Work described in Exhibit “B”. A portion of the Allowance not to exceed $10.00 per rentable square foot contained within the Premises, may be applied to the payment of Rent or otherwise as determined by Tenant in its sole discretion. Tenant and Landlord agree that all costs of the Work and Additional Work in excess of such Allowance which are requested by Tenant and approved by Landlord shall be paid by Tenant to Landlord as follows: twenty-five (25%) percent of Tenant’s estimated costs prior to the commencement of the Work, fifty percent (50%) of Tenant’s estimated costs within twenty (20) business days of Landlord’s notice that fifty percent (50%) of the Work is complete and the balance of actual costs upon substantial completion and prior to occupancy. The amount due for each installment shall be set forth in a written invoice from Landlord. Should Tenant fail to pay for such excess costs when due as herein provided, such amount due shall accrue interest at the rate of one and one-half (1 1/2%) percent per month or fraction thereof from the date such payment is due until paid (Annual Percentage Rate—18%) and the failure to pay such amount when due shall be a default, subject to the provisions of Section 26.

(b) The Work Letter attached hereto as Exhibit “B” is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.

46. Rules and Regulations. The rules and regulations in regard to the Building, annexed hereto, and all reasonable rules and regulations which Landlord may hereafter, from time to time, adopt and promulgate (per notice provisions of Section 54, below) for the government and management of said Building, are hereby made a part of this Lease and shall, during the said term, be observed and performed by Tenant, his agents, employees and invitees.

47. Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the term hereof. Landlord shall not be responsible for the acts or omissions of any other tenant, Tenant or third party that may interfere with Tenant’s use and enjoyment of the Premises.

48. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

49. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building (including any insurance proceeds or condemnation awards related thereto), as such interest is constituted from time to time, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease. No owner of the Property, whether or not named herein, shall have liability hereunder after it ceases to hold title to the Property.

50. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

51. Authority. If Tenant executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant does hereby represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the state where the Project is located, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so.

52. Relocation. Intentionally Omitted.

53. Broker Disclosure. Commercial Jacksonville, a real estate broker licensed in the State of Florida, has acted as agent for Landlord in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Newmark Southern Region, a real estate broker licensed in the State of Florida, has acted as agent for Tenant in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Landlord represents that it has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that it has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. Tenant will cause its broker to execute a customary lien waiver, adequate under the law of the state where the Project is located, to extinguish any lien claims such broker may have in connection with this Lease.

54. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested or by nationally recognized overnight courier service at the addresses set forth below. Any such notice shall be deemed given on the date sent or deposited for delivery in accordance with one of the permitted methods described above. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 54. The following are the initial notice addresses for each party:

Landlord’s Notice Address:	Wells Management, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention: Property Manager
Fax: (770) 243-8197

With a copy to:	Wells Capital, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention: Asset Manager
Fax: (770) 243-8197

With a copy to:	Hatcher Thomas LLC
1401 Dresden Drive, Suite 300
Atlanta, Georgia 30319
Attn: Don Thomas

Tenant’s Notice Address:	ADP Inc.
5800 Windward Parkway
Alpharetta, GA 30005
Attention: Division President

With a copy to:	ADP, INC.
One ADP Boulevard
Roseland, NJ 07068
Attention: General Counsel

55. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond Landlord’s or Tenant’s control (a “force majeure event”) which results in the Landlord or Tenant being unable to timely perform its obligations hereunder to repair the Premises, provide services, or complete Work (as provided in Exhibit “B”), so long as Landlord or Tenant diligently proceeds to perform such obligations after the end of the force majeure event, Landlord or Tenant shall not be in breach hereunder and this Lease shall not terminate. Under no circumstances will an occurrence of a force majeure event excuse Tenant’s obligation to pay any Base Rent, additional rent, or any other charges and sums due and payable.

56. Financial Statements. At any time during the Term, upon ten (10) days prior written notice from Landlord to Tenant, Tenant agrees to provide Landlord with the most current published financial statement for Tenant and financial statements for the two (2) years prior to the current financial statement year for Tenant. Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by an independent certified public accountant.

57. Special Stipulations. The Special Stipulations, if conflicting, if any, attached hereto as Exhibit “D ” are modifications to the terms of this Lease and such Special Stipulation shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, the day and year first above written.

LANDLORD:

FUND IV AND FUND V ASSOCIATES

By:
Title:

TENANT:

ADP, INC.

By:
James B. Benson, President

(CORPORATE SEAL)

RULES AND REGULATIONS

1. The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenants or used by them for any purpose other than those of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in said building shall not be covered or obstructed by Tenants. The toilets, drains and other water apparatus shall not be used for any other purpose than those for which they were constructed and no sweepings, rubbish or other obstructing substances shall be thrown therein.

2. No advertisement or other notice shall be inscribed, painted or affixed on any part of the outside or inside of said building, except upon the doors, and of such order, size and style, and at such places, as shall be approved and designated by Landlord. Interior signs on doors will be ordered for Tenants by Landlord, the cost thereof to be charged to and paid for by Tenants.

3. No Tenant shall do or permit to be done in his Premises, or bring or keep anything therein, which shall in any way increase the rate of insurance carried by Landlord on the Building, or on the Property, or obstruct or interfere with the rights of other Tenants or in any way injure or annoy them, or violate any applicable laws, codes or regulations. Tenants, agents, employees or invitees shall maintain order in the Premises and the Building, shall not make or permit any improper noise in the Premises or the Building or interfere in any way with other Tenants, tenants or those having business with them. Nothing shall be thrown by Tenants, their clerks or servants, out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in the Building.

4. Tenants shall not employ any persons other than the janitors of Landlord (who will be provided with pass-keys into the offices) for the purpose of cleaning or taking charge of the Premises, except as may be specifically provided otherwise in the Lease.

5. No animals, birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building, without the approval of Landlord.

6. No painting shall be done, nor shall any alterations be made to any part of the Building or the Premises by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or plastering, nor shall any connection be made in the electric wires or gas or electric fixtures, without the consent in writing on each occasion of Landlord. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken by Tenant or Tenant’s agent, the same shall be immediately replaced or repaired by Tenant (subject to Tenant’s compliance with Section 12 of the Lease) and put in order under the direction and to the satisfaction of Landlord, or its agents, and shall be kept whole and in good repair. Tenants shall not injure, overload, or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business.

7. A reasonable number of card keys will be furnished Tenants without charge. No additional security systems, access systems, locks or latches shall be put upon any door without the written consent of Landlord. Tenants, at the termination of their Lease, shall return to Landlord all card keys to doors in the Building.

8. Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles. Tenants must make arrangements with the superintendent of the Building when the elevator is required for the purpose of the carrying of any kind of freight (however, no additional charge will be assessed for such use).

9. The use of burning fluid, camphene, benzine, kerosene or anything except gas or electricity, for lighting the Premises, is prohibited. No offensive gases or liquids will be permitted.

10. If Tenants desire blinds, coverings or drapes over the windows, they must be of such shape, color and material as may be prescribed by Landlord, and shall be erected only with Landlord’s consent and at the expense of the Tenant desiring them. No awnings shall be placed on the Building.

11. All wiring and cabling work shall be done only by contractors approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel.

12. At Landlord’s discretion, Landlord may hire security personnel for the Building, and every person entering or leaving the Building may be questioned by such personnel as to the visitor’s business in the Building and shall sign his or her name on a form provided by the Building for so registering such persons. Landlord shall have no liability with respect to breaches of the Building security, if any.

13. No smoking shall be permitted in any portion of the interior of the Building (including the Premises).

14. Tenants shall not install equipment that causes electrical consumption at any time to exceed the capacity of the existing feeders, risers, or wiring.

15. No soliciting of any type is permitted in the Project.

EXHIBIT “A”

PROPERTY

[INSERT LEGAL DESCRIPTION FOR BUILDING]

EXHIBIT “A-1”

PORTION OF PREMISES ON FOURTH (4TH) FLOOR

[ATTACH FLOOR PLAN SHOWING

PREMISES BY DIAGONAL LINES]

EXHIBIT “A-2”

PORTION OF PREMISES ON THIRD (3RD) FLOOR

[ATTACH FLOOR PLAN SHOWING

PREMISES BY DIAGONAL LINES]

EXHIBIT “A-3”

PORTION OF PREMISES ON FIRST (1ST) FLOOR

[ATTACH FLOOR PLAN SHOWING

PREMISES BY DIAGONAL LINES]

EXHIBIT “B”

WORK LETTER

This Work Letter (Agreement”) is made this      day of March, 2004, by and between FUND IV AND FUND V ASSOCIATES, a Georgia general partnership (hereinafter called “Landlord”), and ADP, INC., a Delaware corporation (hereinafter called “Tenant”).

Landlord and Tenant hereby covenant and agree as follows (all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Lease Agreement dated of even date herewith executed by Landlord and Tenant):

ARTICLE I

WORK

Except as otherwise specifically provided, Landlord shall furnish, install and/or perform in the premises the following items of work (hereinafter “Work”) pursuant to the provisions of this Agreement: All Leasehold Improvements shown in Tenant’s Plans (as defined in Article II hereof) costing up to an amount not exceeding in the aggregate the Allowance, provided that Building Standard Tenant Materials are contained in “Tenant’s Plans.” “Building Standard Tenant Materials” shall mean the materials Landlord has chosen to be utilized in Tenant spaces, including the materials described in Exhibit “B-1” attached hereto and made a part hereof or materials of comparable quality substituted therefor by Landlord. Landlord shall install the Building Standard Tenant Materials according to the Construction Documents (as hereinafter defined) at Tenant’s expense. Alterations, relocation or substitution of Building Standard Tenant Materials may exceed the Allowance.

ARTICLE II

TENANT’S PLANS

1. Landlord, through Tom Duke (the “Architect”) and McMann, McVey & Mangum (the “Engineer”), shall prepare complete plans and specifications (“Tenant’s Plans”) for Work as follows:

(a) Detailed architectural drawings and specifications of Tenant’s partition plan, partition types, reflected ceiling plan, power, communications, and telephone plan (location of data and telephone outlets with pull boxes only), electrical outlets, finish plan, millwork construction drawings, elevations, construction details and sections; and

(b) Mechanical, electrical, plumbing and lighting plans and specifications where necessary for installation and connection Building Systems.

2. Landlord and Tenant hereby agree that time is of the essence, and the following procedure and schedule shall be adhered to with respect to the design and development of final construction documents (“Construction Documents”) and the construction of Work:

(a) Provided Tenant has timely supplied all necessary information to Landlord, Architect and Engineer shall prepare and deliver to Landlord and Tenant copies of Tenant’s Plans based upon all information previously provided and approved by Tenant;

(b) Landlord and Tenant shall thereafter promptly review Tenant’s Plans. Landlord shall have the right to approve or reject such plans in its sole discretion and shall notify Tenant in sufficient detail as to why Landlord is rejecting any of the proposed Tenant’s Plans. Tenant shall sign off on the proposed Tenant’s Plans or reject and modify the proposed Tenant’s Plans, prepared in accordance with Subsection (a) above within five (5) business days after receipt of such Tenant’s Plans by Architect and Engineer;

(c) Landlord shall obtain bids from at least three (3) pre-approved contractors for the performance of each of the following portions of Work, as applicable, providing for by Tenant’s Plans: electrical; mechanical; plumbing; drywall, wall finishes; and carpeting. Tenant, with Landlord’s approval, may also select an alternate contractor for pricing of some or all of such construction activities, provided that no Building Systems are involved;

(d) Following receipt of bids based upon the approved Tenant’s Plans (and an opportunity for Tenant to revise Tenant’s Plans) and upon the approval of Tenant of the winning bid and the pricing associated with the same (the “Tenant Improvement Budget”), the Construction Documents shall be prepared from such Tenant’s Plans by Architect and Engineer, and a contract for construction shall be awarded by Landlord to a bidder with a price and construction schedule reasonably acceptable to Landlord and Tenant. Construction shall be commenced and diligently pursued to completion in accordance with such construction schedule. Upon prior notice to Tenant, Landlord reserves the right to make reasonable substitutions of equal or better quality and value for Building Standard Materials in the event of unavailability of materials or altered field conditions;

(e) “Substantial Completion” (i.e., the date upon which Work is substantially completed, except for punch list items, in accordance with the Construction Documents) will be fifty (50) days following Tenant’s approval of the Tenant Improvement Budget;

(f) Items shown on a punch list to be prepared by Tenant, Architect and Engineer at Substantial Completion will then be completed, and Landlord shall thereafter obtain a Temporary Certificate of Occupancy, if necessary, and a permanent Certificate of Occupancy for the Premises, if required, as promptly as possible; and

(g) Any unused portion of the Allowance not exceeding $10.00 per rentable square foot of the Premises may be applied to Rent or otherwise used by Tenant’s in its sole discretion.

3. The contractor selected though the bidding process shall construct the Leasehold Improvements to the Premises in accordance with the Construction Documents prepared from Tenant’s Plans which have been approved by the parties. Said Tenant’s Plans are to be initialed by Landlord and Tenant and attached hereto as Exhibit “D-2.”

4. Tenant agrees that it shall look solely to Architect and Engineer with respect to the adequacy, correctness or sufficiency of Tenant’s Plans or compliance thereof with any applicable laws, codes, regulations or ordinances of any applicable governmental authority, or otherwise, and that Landlord’s review or approval of Tenant’s Plans shall not constitute a representation, guaranty or warranty with respect to Tenant’s Plans.

5. Tenant’s Plans shall be filed by Architect or Engineer, at Landlord’s sole cost and expense, as shall be required by law and approved by all governmental authorities having jurisdiction thereof. Any and all permits which may be required shall be procured by Architect or Engineer as part of the Allowance. Tenant and Tenant’s architect and designers, if any, shall cooperate with Landlord in obtaining any such approvals and permits without delay.

6. Any changes required by any governmental authority, agency or department affecting the construction of any Work or any Additional Work to be performed therein shall not be deemed to be a violation of Tenant’s Plans or any provision of this Work agreement and shall be accepted and paid for by Tenant to the extent the costs of the same exceed the Allowance.

ARTICLE III

ALLOWANCE; ADDITIONAL WORK

1. Landlord shall bear the cost of the design and preparation of Tenant’s Plans and the performance of the Work, except that Tenant shall bear the expense of any Work in excess of the Allowance to be used as provided in this Agreement. The Allowance will not be applied against the cost of the demolition of the partitions (not the ceilings) within the Premises required by the Plans, but such cost will be paid by Landlord, at its sole cost and expense.

2. All work (with the exception of the demolition of existing partitions) shown in Tenant’s Plans costing in excess of the Allowance shall be deemed to be Additional Work (“Additional Work”), and Tenant shall pay Landlord for the actual cost thereof as provided in Section 45 of the Lease. All revised or additional Tenant’s Plans are subject to Landlord’s review and written approval, such approval not to be unreasonably withheld or delayed. Should any revisions or additions to the original Tenant’s Plans result in a delay of Substantial Completion (hereinafter defined) of the Premises, Tenant agrees that such shall constitute a Tenant Delay (hereinafter defined).

3. Tenant shall pay Landlord’s Construction Manager its direct, out-of-pocket costs for designing, furnishing, installing and/or constructing Tenant’s Plans (as they may be modified). “Change Order(s)” shall mean any alteration, substitution, addition or change to or in Tenant’s Plans or construction Documents requested by Tenant after the same has been consented to by Landlord.

4. Should Tenant modify Tenant’s Plans or the construction Documents subsequent to their approval by Landlord and Tenant, and such modifications increase the cost of Work to the extent such cost exceeds the Allowance, then Tenant shall be solely responsible for such cost increase.

5. If any items of Additional Work shall entail the ordering and/or purchase by Landlord of unusual or specialty materials or products involving, in Landlord’s sole judgment, material cost, Landlord may require Tenant to pay to Landlord with five (5) days of Landlord’s request therefor before proceeding to purchase or order same (which request may be contained in Landlord’s estimate of the cost thereof furnished to Tenant) a deposit (but only if the cost of the same results in costs in excess of the Allowance), on account of the cost of such Additional Work, as shall be determined by Landlord in its sole discretion. Tenant shall have the right to purchase any necessary materials directly from its own vendors without any markup by Landlord or its contractor.

6. If, in Landlord’s reasonable judgment, any items of Additional Work shall involve ordering of materials or products which must be specially fabricated to order and thus will materially delay the performance of Work, then Landlord may require Tenant to agree on a fixed Commencement Date of this Lease (allowing a reasonable time for the performance of Work in absence of the necessity of performing the Additional Work occasioning such material delay). If the parties cannot agree upon a fixed Commencement Date, then Landlord shall have the right to decline to perform such Additional work, and Tenant shall be responsible for the performance thereof (subject to the terms of this Lease) after the completion of Work and any other Additional Work not objected to by Landlord.

ARTICLE IV

PAYMENT

Landlord will provide the Allowance to Tenant upon the terms and conditions described in Section 45 of the Lease.

ARTICLE V

APPROVALS; AUTHORIZATIONS; TENANT’S AUTHORIZED AGENT(S)

1. The approval by Tenant of Tenant’s Plans shall be deemed authorization by Tenant for Landlord to proceed with the performance of Work and any Additional Work and shall be deemed approval by Tenant of Landlord’s cost estimate for the work.

2. Any approvals required to be given by Tenant shall be deemed given unless within five (5) days after request is made therefor, notice of disapproval is given. Any architect or designer acting for or on behalf of Tenant shall be deemed an agent of Tenant duly authorized to bind and act for Tenant in all respects.

ARTICLE VI

NO CHANGES IN TENANT’S PLANS

No change(s) may be made by Tenant in any of Tenant’s Plans which, in Landlord’s reasonable opinion, will cause any additional cost or expense to Landlord unless Tenant shall specifically agree to pay Landlord’s reasonable costs incurred as a result of any such changes(s) and to be responsible for any delay in the completion of Work. In no event may any changes be made to any of Tenant’s Plans (or to any Work or Additional Work performed in the Premises) after Landlord shall have sent to Tenant written notice of the anticipated date of Substantial Completion of Work.

ARTICLE VII

TENANT DELAY; LANDLORD DELAY;

ADVANCEMENT OF COMMENCEMENT DATE

If there is a delay in the Substantial Completion of Work, or any portion thereof, due to any act or omission of Tenant, its contractors, subcontractors, architects, space designers, movers, consultants, agents or employees, including, without limitation, delays due to failure by Tenant, in a timely manner, to deliver Tenant’s Plans, Tenant’s making changes in Tenant’s Plans or in Work, delays by Tenant in submission of information, approving working drawings or cost estimates or giving authorizations or approvals, requests for other than Building Standard Materials, or delays resulting from the fact that portions of Work must be scheduled after the completion of certain items of Tenant’s Installations (hereinafter defined) (any of the foregoing being called a “Tenant Delay”), then the Premises, or such portion thereof, shall be deemed Substantially Completed on the date the premises or such portion thereof would have been available for occupancy but for the duration of any such aforementioned Tenant Delay, even though work to be done by Landlord has not been commenced or completed. The parties recognize that a Tenant Delay may be aggravated or extended by a strike, materials or labor shortage, or loss of time due to construction scheduling changes occasioned by such Tenant Delay or other unavoidable delays, any or all of which would not have adversely affected the timely completion of Work in the absence of such Tenant Delay, and agree that the duration of Tenant Delay should include all delays resulting from such other causes, notwithstanding that as a result thereof, the Tenant Delay in question may substantially exceed, in duration, the length of time during which the act or omission of Tenant or its agents, employees or contractors causing such Tenant’s Delay may have occurred or continued.

If there is a delay (a “Landlord Delay”) in the in the Substantial Completion of Work that is not a Tenant Delay and is not due to a strike, materials or labor shortage or other unavoidable delays outside the control of Landlord, Tenant shall receive one (1) additional day of rental concession for each additional day of such delay. In the event the Premises has not been delivered to Tenant due to a Landlord Delay on or before the date three (3) months after the Commencement Date, the Tenant will have the right to terminate the Lease by delivering thirty (30) days written notice to Landlord. If Tenant fails to deliver such written notice within such thirty (30) day period, such right to terminate will be no longer of any force or effect.

ARTICLE VIII

TENANT’S INSTALLATIONS

In the event Tenant shall desire to make any installations in the Premises (“Tenant’s Installations”) which are not to be made by Landlord for Tenant, the following shall apply:

1. On condition that such Tenant’s Installations will not require any structural change, and further provided that all Work and Additional Work required to be made by Landlord therein shall have reached a point with respect to which, in Landlord’s sole judgment, exercised in good faith, the making of Tenant’s Installations will not delay or hamper Landlord in the completion of Work or any Additional Work, Tenant may enter the Premises for the purpose of making Tenant’s Installations, subject, however, to the applicable provisions of the Lease. In addition to the insurance requirements set forth in the Lease, Tenant shall provide whatever insurance coverage and certificates as are required by Landlord’s Construction Manager in connection with work to be done by Tenant’s contractors and subcontractors, including, but not limited to, naming Landlord and the Construction Manager as Additional Insureds.

2. Prior to the Commencement Date, any entry by Tenant in or on the Premises shall be at Tenant’s sole risk and shall be subject to all of terms, covenants and the provisions of the Lease. Tenant’s Installations shall be completed free of all liens and encumbrances (copies of releases supplied to Landlord at Landlord’s request without delay.)

3. Prior to soliciting bids from any contractor(s) for performance of any work or installation of any materials or equipment that Tenant may desire to have performed or installed in the Premises, Tenant shall first submit to Landlord, for its approval or disapproval, the names of any such contractor(s) and Tenant shall only obtain bids and enter into contracts (for work or materials or equipment to be installed in the Premises) with contractor(s) first approved, in writing, by Landlord. Tenant agrees that in performing any work, the labor employed by Tenant or anyone performing such work for or on behalf of Tenant shall always be harmonious and compatible with the labor employed by Landlord and/or any contractors or subcontractors of Landlord. Should such labor, in Landlord’s sole opinion, be incompatible, Landlord may require Tenant to withdraw from the Premises immediately until Tenant takes possession of the Premises.

4. In the event Tenant or any agent, visitor, guest, employee, subcontractor or contractor of Tenant (“Persons Under Tenant’s Control”) shall enter upon the Premises or any other part of the Building, Tenant agrees to indemnify and save Landlord free and harmless from and against any and all claims whatsoever arising out of said entry or any work performed by such Persons Under Tenant’s Control. Persons Under Tenant’s Control shall comply with the special rules, regulations and requirements of Building management for the performance of work (including, without limitation, the requirement that Tenant maintain workers’ compensation, public liability and property insurance coverages as Landlord may reasonably require). Persons Under Tenant’s Control shall coordinate their activities so as to avoid the intrusion into or disruption of the operation of the Building and the business operation of other tenants.

5. As a condition of Landlord’s permitting Tenant to make any of Tenant’s Installations in the Premises, Landlord may require that Tenant agree with Landlord on a fixed Commencement Date of this Lease (allowing a reasonable time for the performance of Work). If the parties cannot agree upon a fixed Commencement Date, then Landlord may refuse permission for Tenant to perform Tenant’s Installations prior to the occurrence of the Commencement Date.

6. Only Landlord’s contractors shall be permitted to do any work on the Building Systems.

ARTICLE IX

SUBSTANTIAL COMPLETION

Substantially Completed and Substantial Completion shall have occurred upon the following: (1) Work shall have been completed in substantial compliance with the Construction Documents, except for punch list items and Tenant’s Work, and otherwise sufficient so that Architect can execute the most recently published version of AIA form G704, titled “Certificate of Substantial Completion,” or (2) Landlord shall have obtained a certificate of occupancy or other evidence reasonably satisfactory to Tenant that upon completion of Tenant’s Work, a certificate of occupancy will be issued, permitting the lawful use of the Premises; provided, however, that to the extent compliance with the conditions set forth above would have occurred but for Tenant Delay, then compliance with such conditions shall be deemed to have occurred on the date it would have occurred but for the Tenant Delay.

ARTICLE X

DESIGNATION OF REPRESENTATIVES

Landlord hereby designates Mike Watson, Landlord’s Construction Manager to act as its authorized representative on this Work Agreement. Any response from such person under this Work Agreement shall be the response of Landlord. Tenant hereby designates Gary Sorber to act as its authorized representative on this Work Agreement. Any response from such Person under this Work Agreement shall be the response of Tenant.

IN WITNESS WHEREOF, this Work Agreement has been executed as of the day and year first above written.

LANDLORD:

FUND IV AND FUND V ASSOCIATES

By:
Name:
Title:

TENANT:

ADP, INC.

By:
James B. Benson, President
(CORPORATE SEAL)

EXHIBIT “B-1”

BUILDING STANDARD TENANT MATERIALS

Doors:

Building standard core doors are 3’ x 8’-9” solid core stain grade Weyerhauser doors in 2” hollow metal frames.

Existing 4th floor doors throughout tenant space are 3’ x 7’ paint grade doors with 2” welded hollow metal frames and integral hollow metal side lights. (This is not the building standard; the previous full floor tenant had installed these as part of their tenant improvements).

Hardware:

Corbin / Russwin mortised lever sets, polished chrome finish

Acoustical Ceiling:

Grid: Armstrong, 2’ x 2’, 15/16” width

Ceiling Tiles: Celotex TBQ154, Textured Baroque, 2’ x 2’ with tegular edge

Light Fixtures:

2’ x 4’ (18) cell parabolic fluorescent fixtures with (3) T-12 lamps (building standard manufacturer is Phillips).

Exit Lights:

LED type ceiling mounted

HVAC:

VAV and PIU boxes are manufactured by Trane. Energy Management System is Trane Summit.

Window Blinds:

Off-white color horizontal mini-blinds supplied by Bartimaeus, Inc. in Atlanta

Sprinkler Heads:

Semi-recessed chrome heads with chrome trim rings

EXHIBIT “C”

ACKNOWLEDGMENT, ACCEPTANCE AND AMENDMENT

Tenant hereby acknowledges that the Premises demised pursuant to the Lease to which this Exhibit “C is attached (the “Lease”), and all tenant finish items to be completed by the Landlord, or Landlord’s contractors, have been satisfactorily completed in every respect, except for the punchlist items set forth below, and Tenant hereby accepts said Premises as substantially complete and ready for the uses intended as set forth in the Lease. Landlord shall complete the punchlist items, if any, as soon as is reasonably possible. Possession of the Premises is hereby delivered to Tenant, and any damages to walls, ceilings, floors or existing work, except for any damages caused by Landlord or Landlord’s contractors in completing any punchlist items, shall be the sole responsibility of Tenant.

If any improvements or tenant finishes are to be constructed or installed by Tenant or Tenant’s contractors, as previously approved by Landlord, Tenant hereby agrees to indemnify and hold harmless Landlord from and against any claims, demands, loss or damage Landlord may suffer or sustain as a result of such work by Tenant or Tenant’s contractors, including, without limitation, any claim of lien which may be filed against the Premises or Landlord’s Property as a result of such work by Tenant’s contractors or representatives. In the event any such claim of lien is filed against Landlord’s Property by any contractor, laborer or materialman performing work on the Premises at Tenant’s direction, Tenant agrees to cause such lien to be discharged, by payment of the claim or bond, within twenty (20) days of receipt of demand by Landlord.

Tenant and Landlord hereby further acknowledge and agree as follows:

1. The Commencement Date (as defined in the Lease) is                     , 20         and the Expiration Date (as defined in the Lease) is                     , 20        .

2. The exact rentable square feet contained within the Premises is              square feet; and if differing from Exhibit “A-1” attached to the Lease, the Premises are as shown and outlined in red on Exhibit “C-1” attached hereto.

3. Tenant’s Share is             %.

4. The initial Base Rent payable under the Lease is $            , payable in equal monthly installments as provided in the Lease.

5. Rent under the Lease will commence as of                     .

6. Tenant intends to occupy the Premises on                    .

7.             (No.) keys to the Premises have been delivered to Tenant or Tenant’s representative.

8. The following punch list items are all that remain to be completed by Landlord or Landlord’s contractor:

9. This Acknowledgment, Acceptance and Amendment, when executed by Landlord and Tenant, shall be attached to and shall become a part of the Lease. If any provision contained herein conflicts with any provision of the Lease, the provisions hereof shall supersede and control, and the Lease shall be deemed modified and amended to conform with the provisions hereof.

10. Other agreements or modifications:

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals, this          day of                     , 200    .

TENANT:		LANDLORD:

By:		By:
	James B. Benson, President		Title:

By:		By:
	Robert J Singer, Assistant Secretary		Title:

	[CORPORATE SEAL			[CORPORATE SEAL

EXHIBIT “D”

SPECIAL STIPULATIONS

D-1. Tenant will be responsible for any and all rent or excise tax assessed against the Premises by the State of Florida or related governmental agency.

D-2. Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

D-3. Exclusions to Operating Expenses. The following items will be excluded from the definition of Operating Expenses as set forth in Section 13 of the Lease:

(a) Capital expenditures except those capital expenditures (a) made primarily to reduce Operating Expenses, or to comply with any laws or other governmental requirements, or (b) for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the property required to keep such areas in good condition; provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over the useful life of the item in accordance with generally accepted accounting principles.

(b) Leasing commissions, attorney fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases or the defense of Landlord’s title to or interest in the Building or any part thereof, or legal fees incurred in connection with any Real Estate Tax proceedings (unless made primarily to reduce the Real Estate Tax component of Operating Expenses);

(c) Costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or in renovating or redecorating vacant space;

(d) Landlord’s costs of any services sold or provided tenants or other occupants for which Landlord is entitled to be reimbursed by such tenants or other occupants as an additional charge or rental over and above the basic rent (and escalations thereof) payable under the lease with such tenant or other occupant;

(e) Costs incurred due to violation by Landlord or any tenant of the terms and conditions of any lease;

(f) Payments in respect of overhead or profit to subsidiaries or affiliates of Landlord, or to any party as a result of a non-competitive selection process, for management or other services on or to the Building, or for supplies or other materials to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services, supplies, or materials exceed the costs had the services, supplies, or materials been provided by parties unaffiliated with the Landlord on a competitive basis;

(g) Landlord’s general corporate overhead and general administrative expenses;

(h) All items and services for which Tenant reimburses Landlord or pays to third parties or which Landlord provides selectively to one or more tenants or occupants of the Building (other than Tenant) without reimbursement;

(i) Advertising and promotional expenditures;

(j) Costs incurred to provide services or other benefits to other tenants or occupants of a type that are not provided or available to Tenant hereunder;

(k) Repairs or other work occasioned by fire, windstorm or other casualty, or by condemnation, the costs of which are reimbursed to Landlord by insurers, other parties or by governmental authorities in eminent domain.

(l) Debt service, interest or other finance charges unless specifically included above; and

(m) Rental payments to any ground lessor or landlord.

(n) Franchise taxes, income taxes, gross receipts taxes, and transfer and gains taxes of Landlord.

(o) The cost of electric current furnished to any other tenant.

(p) The cost of installing, operating, and maintaining any specialty facility such as an observatory, broadcasting facility, restaurant or luncheon club, athletic or recreational club, theatre or cafeteria.

(q) The cost of correcting defects in construction of the building, parking garage, or other part of the premises, or in the building equipment.

(r) The cost of any additions to the building that result in a larger building.

(s) Any expenses incurred in connection with any hazardous materials’ abatement, encapsulation, or removal, including, without limitation, asbestos.

(t) The cost of providing “overtime” HVAC to any Tenant.

(u) Costs incurred as a result of the negligent or otherwise tortious acts or omissions of Landlord, its agents, employees and contractors.

(v) Costs or payments associated with Landlord’s obtaining air rights or development rights.

(w) In the event the occupancy in the Building during any calendar year of the term is less than 95%, then variable cost component of Operating Expenses shall be “grossed up” to the amount of Operating Expenses that, using reasonable projections, would normally be expected to be incurred during such year if the Building were 95% occupied; and such projections shall be consistently applied.

(x) Depreciation.

D-4. Option to Renew. So long as this Lease is in full force and effect and Tenant (a) is occupying and doing business from the Demised Premises at the time the election is exercised; (b) is not in material default under this Lease either at the time of the election or at the effective date thereof; and (c) has not been late in making payments within the applicable grace period, if any, due under the Lease more than twice within any twelve (12) month period during the Term, Tenant shall have the option to renew this Lease for two (2) additional terms of three (3) years each (the “First Renewal Term”, the “Second Renewal Term”). Such option to renew may be exercised by Tenant by giving written notice to Landlord of Tenant’s intention to renew the Lease at least seven (7) months prior to the expiration of the original Lease Term (the “Original Term”) or the First Renewal Term, as the case may be (the “Renewal Election Date”). During the following sixty days, Tenant will have the exclusive right to negotiate the terms and conditions of such renewal with Landlord. The Base Rental Rate in effect at the expiration of the then current term of the Lease shall be increased to reflect ninety five (95) percent of the current fair market rental rate for comparable renewal space in the Building and in other similar buildings in the same rental market as of the date the renewal term is to commence, taking into account the specific provisions of the Lease which will remain constant. Landlord shall advise Tenant of the new Base Rental Rate for the Premises no later than 30 days after receipt of Tenant’s written request therefore. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this Paragraph. If Landlord and Tenant agree upon such terms and conditions and if Tenant properly exercises its right to extend the Lease Term for the First Renewal Term, the First Renewal Term shall commence on the day immediately following the expiration date of the Original Term; and if Tenant properly exercises its right to extend the Lease Term for the Second Renewal Term, the Second Renewal Term shall commence on the day immediately following the expiration date of the First Renewal Term. In the event that Tenant shall fail to exercise the applicable option to renew on or before the Renewal Election Date of if Landlord and Tenant fail to agree on the terms and conditions of such renewal, such applicable option to renew, and any subsequent option to renew, shall be null and void in its entirety. Notwithstanding anything to the contrary in this Lease, the options to renew herein provided are unique and personal to Tenant and shall not be transferable to any assignee, subtenant or other successor-in-interest to Tenant other than Affiliates to which the Lease has been assigned pursuant to Section 25 of the Lease.

D-5. Right to Expand. Provided this Lease is then in full force and effect and Tenant is in compliance with the terms and conditions of this Lease, by delivering written notice to Landlord at any time during the eighteen (18) month period beginning on the Commencement Date of this Lease, Tenant shall have the right to expand (“Right to Expand”) into any space not currently leased to other tenants, not subject to the rights of Synovus Financial Corp. (described in detail in D-12, below) and excluding the 1st (1st) floor of the Building (the “Expansion Space”) as shown on the attached Exhibit “F” and in accordance with the following term and conditions:

(a) Tenant will notify Landlord in writing if it wishes to exercise its Right to Expand and such notice will declare whether Tenant wishes to expand into all or only a portion of the Expansion Space. If Tenant timely notifies Landlord of its desire to exercise its Right to Expand, Landlord and Tenant will amend the Lease to add the selected portion of the Expansion Space to the Premises upon the terms and conditions described herein as of the date Tenant occupies the Expansion Space. The Base Rent and other economic terms for the Expansion Space will be the same monthly rental (on a per square foot basis) then being paid by Tenant for the Premises, with the term coterminous with the Lease Term and the Allowance per rentable square foot of the Expansion Space will be equal to the Allowance paid on a per rentable square foot basis of the Premises but prorated to reflect the shorter term. Such amendment will adjust Tenant’s Share accordingly. Notwithstanding the above, the payment of Base Rent will not commence on the Expansion Space until the date one (1) year following the Commencement Date of this Lease. For example, if Tenant occupies the Expansion Space on April 1, 2005, and this Lease commenced on June 1, 2004, Tenant would not be required to pay Base Rent on the Expansion Space for two (2) months until June 1, 2005, however, if tenant occupies the Expansion Space on July 1, 2005, Tenant would be obligated to pay the Base Rent then being charged to Tenant for the original Premises for the Expansion Space. This rental concession applies only to the Expansion Space and to no other portion of the Premises. No other rental concession shall apply to the Expansion Space.

(b) If Tenant does not exercise its Right to Expand in a timely manner, Tenant will have irretrievably lost its right to the Expansion Space. If Tenant does exercise its Right to Expand as to only a portion of the Expansion Space, its Right to Expand will continue as to the remaining portion of the Expansion Space until the expiration of the eighteenth (18th) month period described above.

(c) Except as expressly set forth to the contrary herein, all other terms and conditions of this Lease shall apply to the Expansion Space, and from and after the date Tenant elects to lease the Expansion Space, the Expansion Space shall be and shall be deemed to be a part of the Premises.

(d) During the initial six (6) months of the Lease following the Commencement Date, Landlord will not market the Expansion Space located on the third (3rd) floor of the Building for lease to third parties. During such six (6) month period, Tenant may Lease all or any portion of such Expansion Space in accordance with this Special Stipulation D-5.

(e) Notwithstanding anything to the contrary in this Lease, the option to expand herein provided is unique and personal to Tenant and shall not be transferable to any assignee, subtenant or other successor-in-interest to Tenant other than Affiliates to which the Lease has been assigned pursuant to Section 25 of the Lease.

D-6. Right to Audit. Provided that Tenant is not then in material default beyond any applicable cure period under this Lease, Tenant shall have the right, once each calendar year, to reasonably review supporting data for the calculation of Operating Expenses, in accordance with the following procedure:

(a) Tenant shall, within sixty (60) days after the receipt of a statement of Operating Expenses provided by Landlord, deliver a written notice to Landlord specifying the Operating Expenses that are claimed to be incorrect and requesting the right to audit the data related to the same. In no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under the Lease pending the completion of and regardless of the results of any audit hereunder.

(b) Tenant agrees that any review of records shall be at the sole expense of Tenant and conducted according to Generally Accepted Accounting Principles. Tenant acknowledges and agrees that any records reviewed constitute confidential information of Landlord, which shall not be disclosed to anyone other than the accountants performing the review and the principals of Tenant who receive the results of the review. The disclosure of such information to any other person, whether or not caused by the conduct of Tenant, shall constitute a material breach of this Lease.

(c) Any errors disclosed by the review shall be promptly corrected by Landlord, provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an independent firm of certified public accountants of national standing. In the event of a disagreement between the two accounting firms, the review that discloses the least amount of deviation shall be deemed to be correct. In the event that the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment obligations to pay Operating Expenses. If it is determined that Tenant overpaid by ten percent or more (110%) of the total charges of Operating Expenses for the calendar year, Landlord will pay Tenant’s reasonable accounting fees incurred in connection with the audit. In the event that such results show that Tenant has underpaid its obligations for a preceding period, Tenant shall be liable for Landlord’s reasonable accounting fees, and the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of Operating Expenses.

D-7. Default by Landlord. If Landlord fails to observe or perform any term or condition required to be observed or performed by it under this Lease which failure materially, adversely affects Tenant’s use and occupancy of or access to the Premises, and Landlord does not cure such failure within thirty (30) days (or within a reasonable time thereafter if necessary under the circumstances so long as Landlord is diligent in its prosecution of the cure of such failure) after receipt of written notice from Tenant specifying such failure and requesting that it be remedied, then, subject to the provisions of Section 49 of the Lease, Tenant shall be entitled, at its election, to exercise concurrently or successively, any one or more of the rights available in law or in equity under the laws of the United States or the State of Florida. Notwithstanding the foregoing to the contrary and except as set forth below, Tenant shall have no right, and hereby expressly waives any right to, perform any work on behalf of Landlord or otherwise exercise “self help” and any right to deduct or withhold any amounts from any rentals due hereunder. Tenant acknowledges and agrees that all of its covenants and obligations, contained herein are independent of Landlord’s covenants and obligations contained herein. Tenant shall neither be relieved from the performance of its covenants and obligations (including, without limitation, the obligation to pay Rent) nor entitled to terminate this Lease, due to a breach or default by Landlord of any of its obligations or covenants, unless expressly permitted to the contrary by the terms of this Lease.

(a) Notwithstanding, if Landlord defaults in the performance of Landlord’s obligations under the Work Letter or Section 10 of this Lease (the “Landlord Repair Obligations”), which default continues beyond the notice and cure period set forth in this Section and if Landlord’s default directly, materially and adversely affects Tenant’s use of the Premises or access to the Premises on the terms and conditions of this Lease, Tenant shall have the right to deliver notice (the “Self-Help Notice”) to Landlord that Tenant intends to perform (“Self Help”) on Landlord’s behalf on the terms and conditions hereinafter set forth. The Self Help Notice shall specify the specific action required of Landlord under the terms of the Lease and shall specify the steps Tenant intends to take in performing on Landlord’s behalf. If Landlord does not commence the cure identified in the Self Help Notice (or a reasonable substitute therefor) within fifteen (15) days of Landlord’s receipt of the Self Help Notice, then subject to the following, Tenant shall have the right to proceed to take the Self Help specifically identified in the Self Help Notice.

(b) Notwithstanding the foregoing to the contrary, if Landlord believes that the action identified in the Self Help Notice is not required because it is not necessary pursuant to the terms of the Lease, or if Landlord is already taking the actions Landlord believes appropriate in the circumstances in accordance with its obligations under the Lease, Landlord shall have the option within said fifteen-day period to submit the dispute to arbitration in the City of Jacksonville, State of Florida, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any other place, or under any other form of arbitration mutually acceptable to Landlord and Tenant).

(c) If the action identified in the Self Help Notice is required under the terms of the Lease to be taken by Landlord and is not taken within such fifteen (15) days period, and Landlord has not submitted the dispute to arbitration as aforesaid, then so long as Tenant delivers to Landlord detailed information setting forth a particularized breakdown of the costs and expenses incurred in connection with the Self Help taken by Tenant, Tenant shall be entitled to set-off from Base Rent Tenant’s reasonable and necessary, actual out-of-pocket costs and expenses in effecting such Self Help, but only to the extent consistent with that identified in the Self Help Notice. Landlord shall have the right to dispute any amount so set-off by submitting the dispute to arbitration in the City of Jacksonville, State of Florida, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any other place, or under any other form of arbitration mutually acceptable to Landlord and Tenant).

(d) In the event Tenant undertakes such Self Help, Tenant shall use only those contractors used by Landlord in the Building for work on such systems of facilities unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in other first-class, workmanlike manner and otherwise in accordance with the provisions of Sections 11 and 12 of the Lease and subject to compliance with all other provisions of the Lease, including, without limitation, Sections 21 and 22 hereof.

D-8. Controlled Access System. Landlord hereby consents to the implementation by Tenant, at Tenant’s cost, of a card access security system in the Premises.

D-9. Roof Rights. Tenant shall have the right, at its sole cost and expense but without fee or charge by Landlord, to install and the obligation to maintain equipment and/or antennae(s) on the roof of the Building for Tenant’s communication network. Tenant will install such equipment in accordance with the provisions of Section 12 of the Lease. Upon termination or expiration of the Lease for any reason, Tenant must remove all such equipment and restore the roof to the condition existing on the Commencement Date, reasonable wear and tear excepted. Landlord and Tenant will mutually agree on the location of such equipment as well appropriate screening of the same from view.

D-10. Landlord’s Representations. Landlord warrants and represents that, to the best of its present knowledge, the Premises will be at the Commencement Date (i) free from any Hazardous Materials and shall comply with the Comprehensive Environmental Response and Liability Act, and (ii) in compliance with all codes and regulations pursuant to any federal, state or local governmental law or regulation (ADA, etc.).

D-11. Tenant’s One-Time Right to Extend the Term. So long as there is no Event of Default under this Lease, either at the time of exercise or at the time the extended term commences, Tenant shall have a one-time right to extend the Term for a period not to exceed (4) months by delivering written notice to Landlord at least seven (7) months before such expiration. Tenant’s right to extend is a one-time right; regardless of the duration of such extension period selected by Tenant in such notice, Tenant will not have the right to further extend the Lease pursuant to the right described herein. If Tenant timely delivers such notice, including the duration of the extension desired, all the then current terms and conditions of the Lease will continue to apply during the extension term to Tenant and to the Premises, including, but not limited to, the then-current Base Rental rate. If Tenant fails to deliver timely notice of its desire to so extend the Term, this right to extend will no longer be of any further force or effect and the expiration date of the Lease will remain unchanged. Should Tenant fail to deliver such timely notice and fail to vacate the Premise on or before the expiration date, the holdover charges set forth in Section 43 of the Lease will apply. Notwithstanding anything to the contrary in this Lease, the option to extend the Term herein provided is unique and personal to Tenant and shall not be transferable to any assignee, subtenant or other successor-in-interest to Tenant other than Affiliates to which the Lease has been assigned pursuant to Section 25 of the Lease.

D-12. Tenant’s On-Going Right of First Refusal. During the Lease Term, but not more than once during any period of twelve (12) consecutive months of the same, so long as this Lease is in full force and effect and Tenant: (a) is occupying and doing business from the Premises (and any additional Refusal Space leased by Tenant pursuant to the right described in this Section) at the time the election is exercised, (b) is not in default under the Lease either at the time of the election or at the effective date thereof, (c) has maintained a history of payments within the applicable grace period, if any, provided under the Lease, if Landlord receives a bona fide written offer (the “Offer”) for the lease of all or any portion of the Building and not then leased by Tenant and not subject to the rights of Synovus Financial Corp. (the “Refusal Space”, the space excluded from the Refusal Space is more further described on Exhibit E-1 and Exhibit E-2 attached hereto and made a part hereof), Tenant shall have the right of first refusal to lease the Space at the rent and on the terms and conditions of the Offer. The right of first refusal will be effected by Landlord giving Tenant written notice of the particular Offer received by Landlord, together with a summary of the Offer, requiring Tenant to accept the Offer within five (5) business days after the mailing of such notice. If Tenant does not notify Landlord of its desire to lease the Refusal Space with such five (5) business day period, Landlord will have the right to accept the Offer free of the rights of Tenant under this Section.

Tenant’s right of first refusal to lease the Space will continue throughout the Term and the Renewal Term with respect to any Space available for lease from time to time. Any Space leased by Tenant will be added to the Premises as of the date provided in the Offer, and the Rent will be adjusted to reflect the Rent required to be paid in accordance with the Offer. Tenant agrees to execute amendments to this Lease to reflect additions to the Premises resulting from the exercise of the right of first refusal to lease.

Tenant’s lease of any Space pursuant to this right of first refusal will be on all the terms and conditions set forth in this Lease, except as to terms and conditions set forth in the Offer. Landlord is under no obligation to offer for lease all or any portion of the Space to Tenant or any other person.

Notwithstanding anything to the contrary in this Lease, the right of first refusal herein provided is unique and personal to Tenant and shall not be transferable to any assignee, subtenant or other successor-in-interest to Tenant other than Affiliates to which the Lease has been assigned pursuant to Section 25 of the Lease.

EXHIBIT “E-1”

FIRST FLOOR SPACE EXCLUDED FROM REFUSAL SPACE

[TO BE ATTACHED]

EXHIBIT “E-2”

SECOND FLOOR SPACE EXCLUDED FROM REFUSAL SPACE

[TO BE ATTACHED]

EXHIBIT “F”

EXPANSION SPACE

[ATTACH FLOOR PLAN SHOWING

EXPANSION SPACE BY DIAGONAL LINES]